Exhibit 10.32
SEPARATION AND RELEASE AGREEMENT
     This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is entered into as of the ___day of November, 2006, by and between HRB Management, Inc., a Missouri corporation (“HRB”) and Nicholas J. Spaeth (“Mr. Spaeth”).
     WHEREAS Mr. Spaeth and HRB agree to terminate his employment with HRB,
     WHEREAS Mr. Spaeth and HRB intend the terms and conditions of this Agreement to govern all issues related to Mr. Spaeth’s employment and separation from HRB,
     NOW, THEREFORE, in consideration of the covenants and mutual promises contained in this Agreement, Mr. Spaeth and HRB agree as follows:
     1. Termination Date. HRB and Mr. Spaeth are parties to an Employment Agreement dated February 2, 2004 (the “Employment Agreement”). The parties agree to terminate Mr. Spaeth’s employment pursuant to Section 1.07(b) of the Employment Agreement. The parties further agree to treat Mr. Spaeth’s termination of employment as a “Qualifying Termination,” as defined in the Employment Agreement, for purposes of determining Mr. Spaeth’s severance compensation and benefits as set forth in Section 2 of this Agreement. The parties also agree that the termination is not the result of the elimination of the position of Senior Vice President, Chief Legal Officer of HRB. Block shall continue to employ Mr. Spaeth on active payroll and be paid his current salary at HRB’s regular pay intervals until January 2, 2007, upon which date Mr. Spaeth’s employment under the Employment Agreement will terminate (the “Termination Date”). Mr. Spaeth will continue to work full-time until November 10, 2006. After that date and until the Termination Date, Mr. Spaeth is expected to be available for consultation with respect to matters within the scope of his employment. From the date of this Agreement through the Termination Date, Mr. Spaeth will appropriately respond to and cooperate with HRB management. The parties agree to waive any notice of termination required by the Employment Agreement.
     2. Severance Benefits. HRB agrees to provide Mr. Spaeth with compensation and benefits under the H&R Block Severance Plan (“Severance Plan”) as follows:
     a. Release Agreement. Mr. Spaeth and HRB agree that this Agreement constitutes the release agreement required under the Severance Plan.
     b. Severance Pay. Subject to the terms of the Severance Plan, HRB will pay to Mr. Spaeth $659,200.00 (which amount represents an aggregate of Mr. Spaeth’s (A) annual base salary of $412,000.00 and (B) target short-term incentive compensation for HRB’s fiscal year 2007 of $247,200.00, each determined as of the date of this Agreement) over the 12-month period beginning on the Termination Date in semi-monthly equal installments of $27,466.66 (less required tax withholdings and elected benefit withholdings).
     c. Employee Benefits. Mr. Spaeth will remain eligible to participate in the various health and welfare benefit plans maintained by HRB in accordance with the terms of the Severance Plan. After his severance benefits cease, Mr. Spaeth may be eligible to continue coverage of group health plan benefits under COBRA. Conversion privileges may also be available for other benefit plans.
     d. Stock Options. Those portions of any outstanding incentive stock options (“ISO Stock Options”) and nonqualified stock options (“NQ Stock Options”) to purchase shares of HRB’s common stock granted to Mr. Spaeth by HRB that are scheduled to vest between the Termination Date and July 2, 2008 (based solely on the time-specific vesting schedule included in the applicable stock option agreement) shall vest and become exercisable as of the Termination Date. A list of the ISO Stock Options and NQ Stock Options vested as of the date of this Agreement and to become vested pursuant to this Section is attached as Exhibit A. No later than the Termination Date, Mr. Spaeth will complete an election form on which he will elect the time period during which he may exercise his ISO and NQ Stock Options. Mr. Spaeth acknowledges and agrees that he is solely responsible for the income tax treatment of his ISO and NQ Stock Options election, and that HRB has not provided him any personal tax advice about this election. HRB encourages Mr. Spaeth to seek independent tax advice regarding this election.
     e. Restricted Shares. All restrictions on any shares of HRB’s common stock awarded to Mr. Spaeth by HRB (“Restricted Shares”) that would have lapsed absent a termination of employment in accordance with their terms by reason of time between the Termination Date and July 2, 2008 shall terminate (and shall be fully vested) as of the Termination Date. Any shares unaffected by the operation of this Section shall be forfeited to HRB on the Termination Date. A list of the Restricted Shares vested as of the date of this Agreement and to become vested pursuant to this Section is attached as Exhibit B.
     f. Performance Shares. On the Termination Date, Mr. Spaeth shall forfeit to HRB all Performance Shares because HRB awarded him those Performance Shares pursuant to a cycle which is less than one year old.
     g. Outplacement Services. HRB will pay directly to Right Management Services for twelve (12) months of outplacement services to be provided to Mr. Spaeth.
     h. Forfeiture. Mr. Spaeth agrees that the compensation and benefits described in this Section will cease and no further compensation and benefits will be provided to him if he violates any of the post-employment obligations under Section 7 of this Agreement, or Articles Two and Three of the Employment Agreement.
     3. Vacation. HRB will pay Mr. Spaeth for his accrued, unused 2007 vacation within 21 days of the Termination Date. Mr. Spaeth will not receive any other payment for vacation or holidays.
     4. Mr. Spaeth Representations. Mr. Spaeth represents and acknowledges to HRB that (a) HRB has advised him to consult with an attorney of his choosing; (b) he has had twenty-one (21) days to consider the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) prior to signing this Agreement; (c) he has disclosed to HRB any information in his possession concerning any conduct involving HRB or its subsidiaries or affiliates

(“Affiliates”) that he has any reason to believe involves any false claims to any governmental agency, or is or may be unlawful, or violates HRB policy in any respect; (d) the consideration provided him under this Agreement is sufficient to support the releases provided by him under this Agreement; and (e) he has not filed any charges, claims or lawsuits against HRB involving any aspect of his employment which have not been terminated as of the date of this Agreement. Mr. Spaeth understands that HRB regards the representations made by him as material and that HRB is relying on these representations in entering into this Agreement.
     5. Effective Date of this Agreement. Mr. Spaeth shall have seven (7) days from the date he signs this Agreement to revoke his consent to the waiver of his rights under the ADEA in writing addressed and delivered to the HRB official executing this Agreement on behalf of HRB which action shall revoke this Agreement. If Mr. Spaeth revokes this Agreement, all of its provisions shall be void and unenforceable. If Mr. Spaeth does not revoke his consent, this Agreement will take effect on the day after the end of this revocation period (the “Effective Date”).
     6. Resignation as an Officer. As of November 10, 2006, Mr. Spaeth will resign (a) as Senior Vice President, Chief Legal Officer of HRB and (b) from any other officer and director positions held with HRB and any Affiliates. Mr. Spaeth will execute the resignations attached as Exhibit C on minute book paper contemporaneously with his execution of this Agreement.
     7. Surviving Employment Agreement Obligations. Mr. Spaeth and HRB agree that the termination of Mr. Spaeth’s employment will not affect the following provisions of the Employment Agreement which impose continuing obligations on him following termination of the Employment Agreement: (a) Article Two, “Confidentiality” — Sections 2.01, 2.02; (b) Article Three, “Non-Hiring; Non-Solicitation; No Conflicts; Non-Competition” — Sections 3.01, 3.02, 3.03, 3.05, 3.06; and (c) Article Four, “Miscellaneous” — Section 4.03. Mr. Spaeth acknowledges and agrees that he will fully comply with these obligations. HRB may agree to waive any of Mr. Spaeth’s surviving post-employment obligations under the Employment Agreement. Any such waiver must be in writing and signed by Mr. Spaeth and the Chief Executive Officer of HRB. Any payments made to Mr. Spaeth under this Agreement will immediately cease upon any such waiver.
     8. Business Expenses and Commitments. Until the Termination Date, HRB will promptly pay directly, or reimburse Mr. Spaeth for, all business expenses to the extent such expenses are paid or incurred by Mr. Spaeth in accordance with HRB’s travel policy. As of the Termination Date, Mr. Spaeth agrees that he will have submitted required documentation for all outstanding expenses on his HRB corporate credit card. Mr. Spaeth agrees that he will not initiate, make, renew, confirm or ratify any contracts or commitments for or on behalf of HRB or any Affiliate, nor will he incur any expenses on behalf of HRB or any Affiliate without HRB’s prior written consent.
     9. Mr. Spaeth Release. Mr. Spaeth and his heirs, assigns, and agents release, waive, and discharge HRB and Released Parties as defined below from each and every claim, action, or right of any sort, known or unknown, arising on or before the Effective Date.
     a. The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status or any other category protected by law; any other claim based on a statutory prohibition or requirement; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claims, any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730, and any claims to attorney fees or expenses. Mr. Spaeth acknowledges and agrees that this release does not prohibit him from filing a charge of discrimination with the Equal Employment Opportunity Commission. HRB and Mr. Spaeth agree that the foregoing release does not include and Mr. Spaeth is not releasing any indemnification rights that he may be entitled to as an officer and/or director of HRB and its Affiliates as applicable.
     b. Mr. Spaeth represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against HRB he is releasing, and that he understands that he is not releasing any rights or claims arising after the Effective Date.
     c. Mr. Spaeth further agrees never to sue HRB or cause HRB to be sued regarding any matter within the scope of the above release. If Mr. Spaeth violates this release by suing HRB or causing HRB to be sued, Mr. Spaeth agrees to pay all costs and expenses of defending against the suit incurred by HRB, including reasonable attorney fees except to the extent that paying such costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.
     d. Released Parties are HRB, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors.
     10. HRB Release. HRB and the Released Parties release, waive, and discharge Mr. Spaeth and his heirs, assigns, and agents from each and every known claim, action, or right of any sort arising on or before the Effective Date. This release includes any and all known claims which arise as a result of Mr. Spaeth’s employment relationship with HRB.
     11. Breach by Mr. Spaeth. HRB’s obligations to Mr. Spaeth after the Effective Date are contingent on his obligations under this Agreement. Any material breach of this Agreement by Mr. Spaeth will result in the immediate cancellation of HRB’s obligations under this Agreement and of any benefits that have been granted to Mr. Spaeth by the terms of this Agreement except to the extent that such cancellation is prohibited by law or would result in the invalidation of the foregoing release.
     12. Mr. Spaeth Availability. Mr. Spaeth agrees to make himself reasonably available to HRB to respond to requests by HRB for information pertaining to or relating to the Company and/or its Affiliates, agents, officers, directors or employees that may be within the knowledge of Mr.

Spaeth. Mr. Spaeth will cooperate fully with HRB in connection with any and all existing or future litigation or investigations brought by or against HRB or any of its Affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent HRB deems Mr. Spaeth’s cooperation necessary. HRB will reimburse Mr. Spaeth for reasonable out-of pocket expenses incurred as a result of such cooperation. Nothing herein shall prevent Mr. Spaeth from communicating with or participating in any government investigation.
     13. Non-Disparagement. Mr. Spaeth agrees, subject to any obligations he may have under applicable law, that he will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of HRB or any of its Affiliates, agents, officers, directors, or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement and Mr. Spaeth will be required to reimburse HRB for any and all compensation and benefits (other than those already vested) paid under the terms of this Agreement and all commitments to make additional payments to Mr. Spaeth will be null and void. HRB President and Chief Executive Officer Mark A. Ernst agrees, during the time he is employed by HRB and subject to any obligations he may have under applicable law, that he will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of Mr. Spaeth.
     14. Return of Company Property. Mr. Spaeth agrees that as of the Termination Date he will have returned to HRB any and all HRB property or equipment in his possession, including but not limited to, any computer, printer, fax, phone, credit card, badge, Blackberry, and telephone card assigned to him.
     15. Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.
     16. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties and may be changed only with the written consent of both parties and only if both parties make express reference to this Agreement. The parties have not relied on any oral statements that are not included in this Agreement. This Agreement supersedes all prior agreements and understandings concerning the subject matter of this Agreement. Any modifications to this Agreement must be in writing and signed by Mr. Spaeth and the Chief Executive Officer of HRB. Failure of HRB to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement will not be deemed a waiver of such terms, covenants, or conditions.
     17. Applicable Law. This Agreement shall be construed, interpreted, and applied in accordance with the law of the State of Missouri.
     18. Successors and Assigns. This Agreement and each of its provisions will be binding upon Mr. Spaeth and his executors, successors, and administrators, and will inure to the benefit of HRB and its successors and assigns. Mr. Spaeth may not assign or transfer to others the obligation to perform his duties hereunder.

     19. Specific Performance by Mr. Spaeth. The parties acknowledge that money damages alone will not adequately compensate HRB for Mr. Spaeth’s breach of any of the covenants and agreements herein and, therefore, in the event of the breach or threatened breach of any such covenant or agreement by Mr. Spaeth, in addition to all other remedies available at law, in equity or otherwise, HRB will be entitled to injunctive relief compelling Mr. Spaeth’s specific performance of (or other compliance with) the terms hereof.
     20. Counterparts. This Agreement may be signed in counterparts and delivered by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts.
     21. Additional Release. Mr. Spaeth agrees that on or within ten (10) days after the Termination Date, he will execute an additional release covering the period from the Effective Date to the last day of employment. Mr. Spaeth agrees that all HRB covenants that relate to its obligations beyond the last day of employment will be contingent on Mr. Spaeth’s execution of the additional release. The additional release is attached as Exhibit D to this Agreement.

NICHOLAS J. SPAETH:

Dated:

Nicholas J. Spaeth
Accepted and Agreed:
HRB Management, Inc.
a Missouri corporation

By:
Mark A. Ernst
President and Chief Executive Officer of HRB Management, Inc.
Dated:

EXHIBIT A
STOCK OPTION SUMMARY

Date of			Strike	Vested	Unvested	Options vesting under
Grant	Option Type	Options Granted	Price	Options	Options	Separation Agreement

02/02/2004	ISO	10,380	$28.89	6,920	3,460	3,460

02/02/2004	NQ	389,620	$28.89	259,746	129,874	129,874

06/30/2004	NQ	70,000	$23.84	46,667	23,333	23,333

06/30/2005	ISO	3,410	$29.175	0	3,410	3,410

06/30/2005	NQ	46,590	$29.175	16,666	29,924	29,924

06/30/2006	ISO	4,179	$23.86	0	4,179	2

06/30/2006	NQ	50,821	$23.86	0	50,821	33,880

EXHIBIT B
RESTRICTED SHARES SUMMARY

Date of		Vested	Unvested	Shares Vesting Under
Grant	Shares Granted	Shares	Shares	Separation Agreement

02/02/2004	40,000	13,333	26,667	26,667

06/30/2004	10,000	6,667	3,333	3,333

06/30/2005	10,000	3,333	6,667	6,667

EXHIBIT C
OFFICER RESIGNATION
     Effective November 10, 2006, I hereby resign from my officer position as Senior Vice President, Chief Legal Officer, of the following companies:
•	H&R Block, Inc., a Missouri Corporation

•	HRB Management, Inc., a Missouri Corporation
Dated: November ___, 2006

Nicholas J. Spaeth

EXHIBIT C
DIRECTOR RESIGNATION
     Effective November 10, 2006, I hereby resign as a Director of H&R Block (India) Private Limited, an Indian corporation.
Dated: November ___, 2006

Nicholas J. Spaeth

EXHIBIT D
SUPPLEMENTAL RELEASE
This supplemental release given to the HRB Management, Inc. (“HRB”) by Nicholas J. Spaeth (“Mr. Spaeth”) is executed in consideration for the covenants made by the Company in a Separation Agreement and Release signed by Mr. Spaeth.
Mr. Spaeth and his heirs, assigns, and agents release, waive, and discharge HRB, its directors, officers, employees, subsidiaries, affiliates, and agents from each and every claim, action or right of any sort, known or unknown, arising on or before the date of this Supplemental Release.
     1. The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, citizenship status; any other claim based on a statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claims and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730, and any claim to attorney’s fees. This release does not prohibit Mr. Spaeth from filing a charge of discrimination with the Equal Employment Opportunity Commission. This release also does not include and Mr. Spaeth is not releasing any indemnification rights that he may be entitled to as an officer and/or director of HRB and its Affiliates as applicable.
     2. Mr. Spaeth represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against HRB that he is releasing, and that he understands that he is not releasing any rights or claims arising after the date of this Supplemental Release.

NICHOLAS J. SPAETH

Nicholas J. Spaeth

DATE: